Exhibit 99.1

ACME UNITED CORPORATION              NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE April 25, 2013

ACME UNITED CORPORATION ANNOUNCES INCREASED BANK FACILITY

FAIRFIELD, CONN. – April 25, 2013 – Acme United Corporation (NYSE MKT:ACU) today announced that it has amended its loan agreement with HSBC Bank, N.A., dated April 5, 2012.  The current five-year facility provides for borrowings up to $30 million at an interest rate of LIBOR plus 1.75%.  The amended agreement provides for borrowings up to $40 million at the same interest rate. The agreement expires on April 5, 2017.

This facility is intended to provide liquidity for growth, share repurchases, dividends, acquisitions, and other related business activities.

Walter C. Johnsen, Chairman and CEO said, “We are very pleased to have increased our borrowing capacity to help finance expansion of our business. The Company continues to see many growth opportunities and we are excited about our prospects.  We thank HSBC for their help and support.”

Mr. Johnsen noted that the Company’s interest rate at current levels is approximately 2 percent.

ACME UNITED CORPORATION is an innovative supplier of cutting devices, measuring instruments, and safety products for school, home, office, hardware and industrial use. Its leading brands include Westcott®, Clauss®, and PhysiciansCare® and Pac-Kit®.  Visit us at www.acmeunited.com.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following:  (i) changes in the Company’s plans, strategies, objectives, expectations and intentions,  which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the company (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; and (vii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.